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                                  EXHIBIT 99.1


NEWS RELEASE
FOR:  INTELEFILM CORPORATION                               FOR: CHELSEA PICTURES
Crosstown Corporate Center                                 111 Hudson Street
6385 Old Shady Oak Rd, #290                                6th Floor
Eden Prairie, MN 55344                                     New York, NY 10013
Mark A. Cohn, Chairman and CEO                             Steve Wax, President
952-925-8840                                               212-431-3434


                  INTELEFILM ANNOUNCES SALE OF CHELSEA PICTURES

        MINNEAPOLIS, MN, JANUARY 16, 2002 - iNTELEFILM Corporation (FILM) announced today that it has closed on the sale of one of its commercial production subsidiaries, Chelsea Pictures, to that company's management team. "We are pleased to have closed on the sale of Chelsea Pictures. This is the beginning of the unwinding of the Company's strategy of being a diversified media holding company. This shift in strategy, when completed, will result in a single business focus on webADTV, our majority-owned digital asset management company. We wish the management team of Chelsea Pictures continued success with their business," said Mark A. Cohn, Chairman and CEO of iNTELEFILM.

        Chelsea Pictures reports that it expects to continue its steady growth strategy, working with the best directors and advertising agencies. Steve Wax, President of Chelsea Pictures, commented, "Now that the cooks own the kitchen, Lisa, Allison, and I, along with our other executives and producers are moving forward energetically. We wish Mark and the iNTELEFILM family of companies success with their exciting new plans."

ABOUT INTELEFILM

iNTELEFILM Corporation FILM, based in Minneapolis, is currently a diversified media holding company. Individual companies managed under the iNTELEFILM umbrella include Curious Pictures, an animation company, New York and San Francisco; DCode, an advertising company, New York; and WebADTV, Inc., a technology company, Minneapolis. iNTELEFILM trades on the Over-the-Counter Bulletin Board under the symbol "FILM." Additional information on the Company can be found in the Company's filings with the Securities and Exchange Commission and on the Company's website: www.intelefilm.com.

ABOUT CHELSEA PICTURES

Beginning as a small regional company in Boston, Chelsea has become a national company with headquarters in New York and production offices in Los Angeles and Sydney, Australia. Working first with a group of feature directors known for the realism of their films, Chelsea built a reputation for creating emotional, honest television ads. In our thirteen years of existence, the company has produced over five hundred television spots for such clients as Mercedes, AT&T, Nike, and Microsoft. In addition to commercials, Chelsea produced the feature Unmade Beds, directed by Nicholas Barker, and released in August l998; and Killing Joe, Directed by Mehdi Norowzian, which was nominated for an Academy Award in 2000. Our staff includes Steve Wax, President, Allison Amon, Executive Producer, Lisa Mehling, Executive Producer/Head of Sales.